Exhibit 99.1
Javelin Pharmaceuticals’ Founder and President Transitions to Executive Director
Thursday June 5, 9:00 am ET
Dr. Daniel Carr Takes on Role of President
CAMBRIDGE, Mass.—(BUSINESS WIRE)—Javelin Pharmaceuticals, Inc. (Amex: JAV - News), a leading developer of specialty pharmaceutical products for pain management, today announced that Dr. Daniel Carr, Vice Chairman and Chief Medical Officer, has become President. Fred Mermelstein, Ph.D., Javelin’s Founder and President, has assumed the role of Executive Director and continues to work actively for Javelin. Both Drs. Carr and Mermelstein will report to Javelin’s CEO, Martin J. Driscoll.
“We thank Fred for his vision in founding Javelin and for his important contributions. Fred’s 10 years with Javelin, including service as its past CEO and President, make him an invaluable resource, and we look forward to his continued counsel,” stated Mr. Driscoll. “Dan is a natural to assume this additional role of President. His exceptional clinical leadership skills are integral as we work toward filing two New Drug Applications in the US next year for Dyloject™ and PMI-150.”
“I would like to thank Marty, Dan, Javelin employees past and present, and especially our loyal shareholders who have supported Javelin in becoming a leader in the field of pain drug development. I am especially proud to have been a part of the recent approval, and now sales, of Dyloject in the UK,” commented Dr. Mermelstein. “I look forward to contributing to Javelin’s growth and continued success. With the preparation of two NDAs underway in the US, it is satisfying to see Javelin focused on forming global marketing partnerships for our product portfolio.”
About Javelin Pharmaceuticals, Inc.
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. The Company has three drug candidates in US Phase 3 clinical development. One of these US Phase 3 drug candidates, Dyloject™ received Marketing Authorization Application (MAA) approval and favorable pricing in the UK, where it is now being sold. Previous clinical trials have demonstrated its safety and rapid onset of action. For additional information about Javelin, please visit the company’s website at http://www.javelinpharmaceuticals.com.
Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
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Contact:
Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP, Investor Relations
rpierce@javelinpharma.com
Source: Javelin Pharmaceuticals, Inc.